Exhibit 99.1

CUSIP# 678046 10 3 NYSE Amex: BQI

NEWS RELEASE

Date: November 5, 2010

Oilsands Quest Completes Upsized Share Offering

Calgary, Alberta -- Oilsands Quest Inc. (NYSE Amex: BQI) (“Oilsands Quest” or the “Company”) has completed its previously announced offering of common and flow-through shares (the “Offering”) and increased the size of the Offering from US$12.2 million to US$12.9 million.  The Company received additional commitments for 1,360,900 flow-through shares at a price of CDN$0.51345 (US$0.50) per share. TD Securities Inc. acted as agents for the Offering.

Oilsands Quest issued approximately 20.8 million common shares at a price of US$0.45 per share for total proceeds of approximately US$9.4 million.

Oilsands Quest also issued approximately 7.1 million common shares on a flow-through basis to investors at a price of CDN$0.51435 (US$0.50) per share, for gross proceeds of approximately CDN$3.7 million (US$3.5 million).

The net proceeds from the Offering will be used for a winter drilling program of up to 10 wells at Wallace Creek and for general corporate purposes.

This news release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

About Oilsands Quest

Oilsands Quest Inc. is exploring and developing oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery.  It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Forward-looking Information

This news release contains certain “forward-looking information” within the meaning of applicable securities law including statements regarding the completion of the Offering and the Company's expected use of proceeds of the Offering. These statements are only predictions. Forward-looking information is based on the opinions and estimates of management at the date the information is provided, and is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information. For a description of the risks and uncertainties facing the Company and its business and affairs, readers should refer to the Company's Annual Report on Form 10K for the year ended April 30, 2010, as amended, and subsequent quarterly reports on Form 10Q available on www.sedar.com and www.edgar.com.  The Company undertakes no obligation to update forward-looking statements if

CUSIP# 678046 10 3 NYSE Amex: BQI

circumstances or management’s estimates or opinions should change, unless required by law.  The reader is cautioned not to place undue reliance on forward-looking statements.

For more information contact:

Garth Wong
Chief Financial Officer
Email:  ir@oilsandsquest.com
Investor Line: 1-877-718-8941